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                                                                    EXHIBIT 11

                                 CONNECT, INC.
        STATEMENT REGARDING COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
Net Loss................................................... $(16,142) $(14,139)
Weighted average common shares outstanding.................    7,299       381
Shares related to SAB No. 64 and 83 (Topic 4, Sec. D)......    6,643    13,286
Conversion of preferred stock to common stock not included
 in shares related to SAB No. 64 and 83 (Topic 4, See D)...    3,969     4,147
                                                            --------  --------
Total Shares used in pro forma net loss per share..........   17,911    17,814
                                                            ========  ========
Pro forma net loss per share............................... $  (0.90) $  (0.79)
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